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                                                                   Exhibit 10.14


                        FULL AND FINAL RELEASE OF CLAIMS

         The parties to this Full and Final Release of Claims (the "AGREEMENT") are American Building Control, Inc., a Delaware corporation, together with any and all of its affiliates and subsidiaries ("ABCX"), and George Broady ("Broady"), an individual residing in Dallas County, Texas. The Agreement shall have an Effective Date as of January 1, 2004.

         The specific terms and conditions of this Agreement, and the consideration that the parties have agreed to exchange and provide to each other under the terms of this Agreement are described more particularly as follows:

A.       INTRODUCTION

         1. PURPOSE OF AGREEMENT. The purpose of this Agreement is to compromise, settle and dispose of all claims, potential claims, losses, damages, demands, potential litigation and disputes between the parties that arise out of, relate to or in any way concern Broady's previous employment or stockholder relationship with ABCX or any services that he provided for ABCX.

         2. SETTLEMENT ACHIEVED. The parties have decided to enter into the settlement and release provisions of this Agreement to compromise and settle all claims and disputes now existing between them, as well as all other disputes, claims, losses, damages or demands that may arise in the future and which arise out of, relate to or in any way concern Broady's previous employment with ABCX, or any services that he provided for ABCX, or any stockholder relationship with ABCX. Broady and ABCX agree, for the consideration and upon the terms set forth in this Agreement that:

         (i) Broady ceased to be an employee of ABCX on November 11, 2003 (the "Resignation Date").

         (ii) Broady hereby confirms that, as of the Resignation Date, he has voluntarily resigned from any and all positions he held in any and all capacities with ABCX and agrees to execute all other documents that ABCX may reasonably request more specifically evidencing such resignation.

         (iii) Broady hereby confirms that he has received the Warrant Agreement referenced in that certain Guaranty Reimbursement Agreement dated as of December 17, 2001 between ABCX (formerly Ultrak, Inc.) and Broady whereby ABCX granted to Broady warrants (the "Warrants") to acquire 200,000 shares of the common stock of ABCX at a price per share of $1.64 for three
                  (3) years. Broady hereby acknowledges and confirms that all obligations of ABCX in any way related to the delivery of the Warrant Agreement to Broady have been satisfied and Broady forever releases ABCX from any further obligations thereunder except as are specifically provided for in the Warrant Agreement itself.

         (iv) Broady hereby agrees that all other obligations attributable to ABCX under the Guaranty Reimbursement Agreement are hereby satisfied and forever discharged and ABCX shall have no further obligation to Broady under the Guaranty Reimbursement Agreement and Broady and ABCX hereby agree that the Guaranty Reimbursement Agreement is terminated and of no further force and effect.

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         (v)      Broady and ABCX hereby each agree that any and all of the
                  obligations to be performed or assumed by ABCX under that certain Severance Agreement entered into between them as of December 4, 2001 have been fulfilled by ABCX and ABCX shall have no further obligation arising out of or in any related to that Severance Agreement.

         (vi) Broady and ABCX hereby agree that in settlement of any and all claims Broady may have against ABCX or obligations ABCX may have to Broady relating to Broady's right to receive options to purchase the stock of ABCX, Broady and ABCX shall each execute and deliver to the other the attached American Building Control, Inc. 2002 Stock Incentive Option Plan Stock Option Agreement (the "2002 Agreement") pursuant to which Broady shall be issued the right and option to purchase 300,000 shares of the common stock of ABCX at a price of $0.95 per share. Pursuant to the terms of the 2002 Agreement, the grant shall be dated April 16, 2003, the date the Compensation Committee of the Board of Directors of ABCX approved the grant and shall expire on January 14, 2005. Under the terms of the 2002 Agreement, Broady shall have the right to exercise the options any time on or after the date the 2002 Agreement is executed by the parties and prior to or on the expiration date. The grant is issued subject to Broady agreeing that he will not take any actions to purchase shares pursuant to that certain Non-Qualified Stock Option Agreement, dated January 15, 2002, by and between ABCX and Broady, pursuant to which Broady was granted the option to purchase up to 475,000 shares of the common stock of ABCX at a price per share of $1.42. Broady hereby agrees that the January 15, 2002 agreement is cancelled and of no further effect.

B.       SETTLEMENT AND RELEASE PROVISIONS

         1. SETTLEMENT PROCEEDS. ABCX agrees to pay, and Broady hereby accepts payment of, an aggregate net amount of $185,000.00 (the "SETTLEMENT PROCEEDS") to Broady in full settlement of all claims, potential claims, demands, potential litigation and disputes between the parties that arise out of, relate to or in any way concern Broady's employment relationship with ABCX or services he provided for ABCX or the Severance Agreement. The Settlement Proceeds to be paid to Broady are net of applicable required withholding taxes. ABCX shall deliver to Broady appropriate documentation itemizing the gross amounts of the Settlement Payments.

         2. CONFIDENTIALITY OF RELEASE PROVISIONS. It is expressly agreed by all of the parties, and their directors, officers, employees, attorneys, agents, and all other persons acting at their direction or on their behalf, that the existence and the terms of this Agreement shall remain confidential including, but not limited to, the specific amount of the settlement proceeds being paid and any estimation or description of the amounts paid in settlement, except as expressly required by law, the reporting requirements of the I.R.S. or the U.S. Securities and Exchange Commission, or pursuant to valid court order or other legal process. Notwithstanding the foregoing, each party may disclose information regarding the Agreement to its own attorneys, accountants, agents or tax advisors as necessary for business purposes, if the disclosing party advises the recipient of the confidential nature of such information.

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         3. NO FURTHER PAYMENTS. It is the specific intent of the parties to this Agreement that ABCX shall hereafter be required to pay no further amounts to Broady, or to issue any further options or warrants to purchase stock or provide any other consideration, for any claims, potential claims, losses, damages, demands, potential litigation and disputes between the parties that arise out of, relate to or in any way concern Broady's previous employment or stockholder relationship with ABCX.

         4. BROADY'S RELEASE OF ABCX. For and in consideration of the foregoing payment and the other good and valuable consideration that is set forth in this Agreement, Broady hereby releases and forever discharges ABCX, as well as all of its directors, officers, shareholders, employees, agents, representatives and attorneys, of and from all claims that ever existed and which arose out of, relate to or concern in any way Broady's employment or stockholder relationship with ABCX or services he provided for ABCX. This release therefore includes all claims whether they are now known or unknown, matured or unmatured, in law or in equity, that Broady ever had, now has or may later claim to have against ABCX, its directors, officers, shareholders, employees, agents, representatives and attorneys arising out of, relating to or concerning: (i) any representations or warranties made by ABCX before the Effective Date of this Agreement that are not expressly set forth in this Agreement, (ii) any amounts claimed due from ABCX other than amounts to be paid under the terms of this Agreement (iii) any warrants, stock or stock options claimed due from ABCX other than warrants, stock or stock options to be transferred or issued under the terms of this Agreement, and (iv) any statements, acts or omissions by ABCX, which relate to or concern in any way Broady's employment or stockholder relationship with ABCX or services he provided for ABCX. This release is intended to and shall inure to the benefit of ABCX, as well as all of its employees, attorneys, agents, assigns and successors. Notwithstanding the foregoing, Broady does not release any claims against ABCX that may later arise based on its breach of any term or representation that is expressly set forth in this Agreement.

Broady agrees to refrain from instituting, prosecuting, filing or processing, or assisting or cooperating with the instituting, prosecuting, filing or processing of any litigation against ABCX, its officers, agents or employees, under, but not limited to, the following legal theories or causes of action: any claims of negligent or intentional infliction of emotional distress; any claims alleging the existence of an implied or express contract of employment; any claims of contractual rights arising out of any employment agreement, handbooks or policy statements; any employment claims alleging violations of public policy, breach of fiduciary duties, denial of payment of benefits (either severance, retirement or otherwise), failure to pay commissions owed, and any other claims, charges or causes of action against ABCX, its officers, agents or employees, arising out of alleged instances of wrongful termination, employment discrimination and/or slanderous publication or any other aspects of the previous terms and conditions of Broady's employment with ABCX which may have arisen prior to, or at the time of, the effective date of this Agreement.

Broady agrees that he will not make any disparaging remarks, or otherwise take any action that could reasonably be anticipated to cause material damage to the reputation and goodwill of, or otherwise negatively reflect upon, ABCX, its employees, officers, agents, shareholders or directors.

         5. RELEASE BY ABCX OF BROADY. For and in consideration of the foregoing release by Broady and the other good and valuable consideration that is set forth in this Agreement, ABCX hereby releases and forever discharges Broady, of and from all claims that ever existed and which

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arose out of, relate to or concern in any way Broady's employment with ABCX.
This Release therefore includes all claims whether they are now known or unknown, matured or unmatured, in law or in equity, that ABCX ever had, now has or may later claim to have against Broady arising out of, relating to or concerning: (i) any representations or warranties made by Broady before the Effective Date of this Agreement that are not expressly set forth in this Agreement, (ii) any amounts claimed due from Broady other than amounts to be paid under the terms of this Agreement (iii) any warrants, stock or stock options claimed due from Broady other than warrants, stock or stock options to be transferred or issued under the terms of this Agreement, (iv) any statements, acts or omissions by Broady, which relate to or concern in any way Broady's employment with ABCX. This Release is intended to and shall inure to the benefit of Broady, as well as all of his successors. Notwithstanding the foregoing, ABCX do not release any claims against Broady that may later arise based on his breach of any term or representation that is expressly set forth in this Agreement.

         6. NO PREVIOUS ASSIGNMENT. The parties warrant and represent that before the Effective Date of this Agreement, none of them has sold, assigned, granted or otherwise transferred any claim, cause of action, right, privilege, or cause of action, or any part thereof, that is covered by or subject to the terms of this Agreement.

         7. NO RELIANCE ON ANY UNDOCUMENTED PROMISES. No party to this Agreement has made any statements, representations or promises to the other parties, whether in writing or otherwise, or offered any other type of promise, consideration or inducement that is not specifically set forth in this Agreement. In this regard, all parties represent and warrant that, in entering into this Agreement, they are each relying solely and exclusively on the statements that are expressly set forth in this Agreement, and that they are under no duress, coercion or pressure from any source.

         8. INDEPENDENT JUDGMENT. ABCX and Broady are each relying on their own independent business judgment in deciding to enter into this Agreement. Further, the parties have each received, and are relying and acting upon the advice of their own legal counsel, who has reviewed the terms and language of this Agreement with them and advised them of their legal rights relating to their decision to settle and compromise their disputes, claims and potential claims, causes of action, losses, damages and demands. Each of the parties understands that this Agreement shall operate as a full, complete and final release and settlement of any and all of their claims, as set forth above.

         9. SEVERABILITY. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement. In the event that any provision relating to the time period or scope of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, then the time period or scope of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

         10. GOVERNING LAW; ATTORNEYS FEES. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED ACCORDING TO THE LAWS OF THE STATE OF TEXAS. ALL LEGAL ACTIONS ARISING UNDER THIS AGREEMENT SHALL BE INSTITUTED IN, AND BOTH ABCX AND BROADY CONSENT TO JURISDICTION IN, DALLAS COUNTY, TEXAS. IN

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THE EVENT OF ANY LITIGATION TO ENFORCE THIS AGREEMENT, THE PREVAILING PARTY
SHALL BE ENTITLED TO RECOVER ITS REASONABLE LEGAL FEES, COURT COSTS AND
EXPENSES.

         11. AGREEMENT, READ, UNDERSTOOD, AND FAIR. Broady has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of ABCX.

         IN WITNESS WHEREOF the undersigned parties have executed this Agreement to be effective as of the Effective Date.

AMERICAN BUILDING CONTROL, INC.                   GEORGE BROADY


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By:   Danny Mills                                 George Broady
Its:  President